Exhibit 10.64

AGREEMENT IN RELATION TO TECHNICAL CORRECTION AMENDMENT

Between: Univar B.V.

And: J.P. Morgan Europe Limited in its capacity as Administrative Agent

Dated: 27 May 2015

Dear Sirs

Re: Euro ABL Credit Agreement between, amongst others, (1) Univar B.V. (as Borrower); (2) Univar, Inc. (as a Guarantor); (3) J.P. Morgan Securities LLC (as Joint Bookrunner and Sole Lead Arranger); (4) Bank of America, N.A. (as Joint Bookrunner and Syndication Agent); (5) J.P. Morgan Europe Limited (as Administrative Agent and Collateral Agent); (6) the other Borrowers from time to time party thereto; and (7) the Lenders from time to time party thereto (each term defined therein) and dated 24 March 2014 (the “Euro ABL Credit Agreement”)

Background

1.	We refer to the Euro ABL Credit Agreement and all defined terms and clause references set out herein refer to the defined terms and clauses in the Euro ABL Credit Agreement.

2.	It is agreed between you and us that the definition of Permitted Investors in the Euro ABL Credit Agreement does not reflect the identity of the investors in the Parent existing as at the Closing Date of the Euro ABL Credit Agreement. There is a requirement for Permitted Investors to hold 100% of the Parent or Company and, as such, the Permitted Investors should reflect the investors as at the Closing Date and not just those that became investors following the Closing Date under the Euro ABL Credit Agreement.

3.	It is agreed that this is a manifest error and inconsistency and, as set out below, requires a technical tidy-up amendment approved by the Administrative Agent.

Amendment

4.	This is an agreement between us and the Administrative Agent pursuant to Clause 12.1 (Amendments and Waivers) of the Euro ABL Credit Agreement to effect an amendment to correct a manifest error to the Euro ABL Credit Agreement.

5.	The definition of “Permitted Investors” in Clause 1.1 (Defined terms) of the Euro ABL Credit Agreement refers to “(b) any Person making an Investment in Parent (directly or indirectly) concurrently with the Sponsor on or following the Closing Date”.

6.	The definition of “Closing Date” means the date on which the conditions specified in Clause 5.1 (Closing date) of the Euro ABL Credit Agreement are satisfied (or waived in accordance with Clause 12.1 of the Euro ABL Credit Agreement).

7.	Prior to the Closing Date under the Euro ABL Credit Agreement, a number of co-investors had made Investments in Parent (directly or indirectly). These investors were not taken into account in the definition of Permitted Investors in the Euro ABL Credit Agreement (notwithstanding they are Permitted Investors in the Cash Flow Term Credit Agreement) due to the incorrect use of the term Closing Date in such definition.

8.	Therefore, it is proposed to amend the definition of Permitted Investors to clarify this with the amended limb (b) of the definition being as follows: “(b) any Person having an Investment in Parent (directly or indirectly) as at the Closing Date.”

9.	In accordance with Clause 12.1 of the Euro ABL Credit Agreement, the Administrative Agent is requested to amend the Agreement as set out above to cure the defect, inconsistency and manifest error described in this notice.

10.	This Notice incorporates the provisions of Clause 12.12 (Governing Law; Jurisdiction; Service of Process) of the Euro ABL Credit Agreement as if references therein to “this Agreement” are to this Notice.

Yours faithfully

Univar B.V.

Agreed and accepted by:

J.P. Morgan Europe Limited as Administrative Agent